EXHIBIT 16.1

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

March 27, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Borland Software Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Borland Software Corporation dated March 21, 2008. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis whatsoever to comment on whether a “competitive bidding process” was undertaken or completed regarding the appointment of a new independent registered public accounting firm, as disclosed in the Item 4.01 Form 8-K of Borland Software Corporation.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP